EXHIBIT 11


                                 BACOU USA, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 -----------------------------------------------
                                 (in thousands)
                                   (unaudited)



                                                     Three Months Ended
                                                          March 31,
                                                  -----------------------------
                                                     1998                 1999
                                                  -----------          ---------

Basic:
Weighted average shares outstanding                   17,594              17,616
                                                  ===========          =========

Net income                                            $2,736              $5,474
                                                  ===========          =========
Per share amount                                       $0.15               $0.31
                                                  ===========         ==========

Diluted:
Weighted average shares outstanding                   17,594              17,616
Net effect of dilutive stock options based on the
  treasury stock method using the average market
  price                                                   60                 170
                                                  -----------          ---------

Total diluted shares                                  17,654              17,786
                                                  ===========          =========

Net income                                            $2,736              $5,474
                                                  ===========          =========
Per share amount                                      $ 0.15              $ 0.31
                                                  ===========          =========